SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              THE TIREX CORPORATION
             (Exact name of registrant as specified in its charter)


         DELAWARE                                               3282985
(State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                            Identification No.)

3828 RUE SAINT PATRICK
MONTREAL, QUEBEC                                                H4E 1A4
(Address of Principal Executive Offices)                      (Zip Code)


                            STOCK UNDERLYING VARIOUS
                      EMPLOYMENT AND CONSULTING AGREEMENTS
                             BETWEEN REGISTRANT AND:
                       CONSULTANTS, OFFICERS AND DIRECTORS
                                OF THE REGISTRANT
                            (Full title of the Plan)
                        FROHLING, HUDAK & PELLEGRINO, LLC
                              425 EAGLE ROCK AVENUE
                           ROSELAND, NEW JERSEY 07068
           (Name and address, including zip code of agent for service)
                                 (973) 226-4600
          (Telephone number, including area code, of agent for service)

-------------------------------------------------------------------------------------------------------------
                                       CALCULTATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM          AMOUNT OF
 TITLE OF SECURITIES        AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING    REGISTRATION FEE
   TO BE REGISTERED          REGISTERED           PER SHARE           OFFERING PRICE
-------------------------------------------------------------------------------------------------------------
Common Stock, Par           259,745                $.67              $174,029.15             $48.38
Value $.001 Per Share
-------------------------------------------------------------------------------------------------------------

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) on the basis of the average of the low bid and ask prices of the Common Stock of the Registrant as traded in the over-the-counter market and reported in the Electronic Bulletin Board of the National Association of Securities Dealers on March 30, 2000.

PART I

DESCRIPTION OF CONSULTING, DIRECTORS AND EMPLOYMENT AGREEMENTS

         The following table sets forth the number of shares of Common stock issued or authorized to be issued pursuant to certain Consulting and Employment Agreements attached hereto or incorporated herein by reference.

-----------------------------------------------------------------------------------------------------------
                                                Compensation                     Number of Shares
                                                 Agreement                       covered by this
Selling Shareholder                            (Name of Plan)                  Registration Statement
-----------------------------------------------------------------------------------------------------------
Michel Massicotte         Consulting Agreement effective July 28, 1999               11,350(1)
-----------------------------------------------------------------------------------------------------------
Linda Pellegrino          Consulting Agreement dated December 27, 1999              188,000
-----------------------------------------------------------------------------------------------------------
John L. Threshie, Jr.     Employment   Agreement   dated   February  20,  1997  as   60,395
                          extended by correspondence dated December 30, 1998
-----------------------------------------------------------------------------------------------------------
TOTAL                                                                               259,745
-----------------------------------------------------------------------------------------------------------

(1) Represents the balance of shares authorized to be registered by the Company as appears on the Certificate of the Secretary of the Company dated March 14, 2000. Said Certificate was Filed with the Securities and Exchange Commission on March 17, 2000 as Exhibit, number 4.5 to the registration statement of the Registrant on Form S-8, Registration No. 333-32686, which exhibit is incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents are incorporated by reference in this registration statement:

         (a) Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999, filed pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (b) Registrant's quarterly reports on Forms 10-QSB for the fiscal quarters ended September 30, 1998, December 31, 1998, March 31, 1999, September 30, 1999 and December 31, 1999 filed pursuant to Section 15(d) of the Exchange Act, and Registrant's Current Reports on Form 8-K, dated May 27, 1998 (filed with the Commission on August 3, 1998), September 14, 1998 (filed with the Commission on September 18, 1998), March 17, 1999 (filed with the Commission on March 23, 1999), May 4, 1999 (filed with the Commission on May 18, 1999), May 10, 1999 (filed with the Commission on May 24, 1999), September 3, 1999 (filed with the Commission on September 3, 1999) and February 9, 2000 (filed with the Commission on February 9, 2000).

         All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, and 15(d) of the Securities Act and Sections 13(a), 13(c), and 14 of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which registers all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         The authorized capital stock of Registrant consists of one hundred sixty five million shares (165,000,000), par value $.001 per share, all of which are designated Common Stock par value $.001 per share. As of March 25, 2000 there were one hundred forty five million, one hundred ninety eight thousand, three hundred eight, (145,198,308) shares of Common Stock issued and outstanding.

         Registrant's board of directors may determine the times when, the terms under which and the consideration for which Registrant shall issue, dispose of or receive subscriptions for its shares, including treasury shares, or acquire its own shares. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable by Registrant.

         The holders of shares of Common Stock of the Registrant are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore and, upon liquidation, are entitled to share pro rata in any distribution to shareholders. Holders of the Common Stock have one non-cumulative vote for each share hold. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions, with respect to the Common Stock.

         Stockholders are entitled to one vote of each share of Common Stock held of record on matters submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights. As a result, the holders of more than 50% of the shares of Common Stock voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any person or persons to the board of directors of Registrant.

Item 5.  Interest of Named Experts and Counsel.

         Linda Pellegrino of Frohling, Hudak & Pellegrino, LLC, the Registrant's Securities and United States Counsel, received 188,000 shares of the Registrant's Common Stock in lieu of cash compensation for legal services rendered. No member of the firm is an officer or director of the Registrant.

Item 6.  Indemnification of Directors and Officers.

         The Registrant's certificate of incorporation provides for indemnification to the fullest extent permitted by Section 145 of the Delaware General Corporation Law ("Section 145"). Pursuant thereto, the Company indemnifies its officers, directors, employees and agents to the fullest extent permitted for losses and expenses incurred by them in connection with actions in which they are involved by reason of their having been directors, officers, employees, or agents of the Registrant. Section 145 permits a corporation to indemnify any person who is or has been a director, officer, employee, or agent of the corporation or who is or has been serving as a director, officer, employee or agent of another corporation, organization, or enterprise at the request of the corporation, against all liability and expenses (including but not limited to attorneys' fees and disbursements and amounts paid in settlement or in satisfaction of judgments or as fines or penalties) incurred or paid in connection with any action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise, in which he or she may be involved by reason of the fact that he or she served or is serving in these capacities, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of a claim, action, suit or proceeding made or brought by or in the right of the corporation to procure a recovery or judgment in its favor, the corporation shall not indemnify such person in respect of any claim issue or matter as to which such person has been adjudged to be liable to the corporation for negligence or misconduct in the performance of his or her duty to the corporation, except for such expenses as the Court may allow. Any such person who has been wholly successful on the merits or otherwise with respect to any such claim, action, suit or proceeding or with respect to any claim, issue or matter therein, shall be indemnified as of right against all expenses in connection therewith or resulting therefrom. The effect of this provision in the certificate of incorporation is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above.

         The Registrant's By-laws provide for indemnification of the Registrant's officers and directors against all liabilities (including reasonable costs, expenses, attorney's fees, obligations for payment in settlement and final judgment) incurred by or imposed upon them in the preparation, conduct or compromise of any actual or threatened action, suit, or proceeding, whether civil, criminal, or administrative, including any appeals therefrom and any collateral proceedings in which they shall be involved by reason of any action or omission by them in their capacity as a director or officer of the Registrant, or of any other corporation which they serve as a director or officer at the request of the Company, whether or not such person is a director or officer at the time such liabilities are incurred or any such action, suit, or proceeding is commenced against them. The indemnification provided by the By-laws does not extend, however, to certain situations involving misconduct, willful misfeasance, bad faith, or gross negligence.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Except to the extent hereinabove set forth, there is no charter provision, by-law, contract, arrangement or statute pursuant to which any director or officer of registrant is indemnified in any manner against any liability which he may incur in his capacity as such.

Item 7.  Exemption From Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

The exhibits filed as a part of this Report or incorporated herein by reference are as follows:

Exhibit
No.                                 Item
---                                 ----

4.1 Consulting Agreement between the Registrant and Michel Massicotte effective July 28, 1999(1)

4.2 Consulting Agreement between the Registrant and Linda Pellegrino dated December 27, 1999(2)

4.3 December 30, 1998 extension to the Employment Agreement between the Registrant and John L. Threshie, Jr. Effective as of January 1, 1996.
         (3)

4.4      Certificate of the Secretary of the Registrant dated April 4, 2000.

4.5      Certificate of the Secretary of the Registrant dated March 14, 2000.
         (4)

5.1 Opinion of Frohling, Hudak & Pellegrino, LLC, regarding the legality of the securities being registered under this Registration Statement.

24.1 Consent of Pinkham & Pinkham, P.C., Certified Public Accountants, Independent Auditor for the Registrant.

24.2 Consent of Frohling, Hudak & Pellegrino, LLC, (set forth in the opinion of counsel included as Exhibit 5.1).

(1) Filed with the Securities and Exchange Commission on March 17, 2000 as Exhibit, number 4.2 to the registration statement of the Registrant on Form S-8, Registration No. 333-32686, which exhibit is incorporated herein by reference.

(2) Filed with the Securities and Exchange Commission on January 21, 2000 as Exhibit, number 4.5 to the registration statement of the Registrant on Form S-8, Registration No. 333-95153, which exhibit is incorporated herein by reference.

(3) Filed with the Securities and Exchange Commission on January 21, 2000 as Exhibit, number 4.17 to the registration statement of the Registrant on Form S-8, Registration No. 333-95153, which exhibit is incorporated herein by reference.

(4) Filed with the Securities and Exchange Commission on March 17, 2000 as Exhibit, number 4.5 to the registration statement of the Registrant on Form S-8, Registration No. 333-32686, which exhibit is incorporated herein by reference.

Item 9. Undertakings.

         (a) The undersigned Registrant hereby undertakes:

               (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i)To include any prospectus required by section 10(a)
                        (3) of the Securities Act of 1933;

                        (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                        (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Canada, on the 6th Day of April, 2000.

                                      THE TIREX CORPORATION


                                      By /s/ John L. Threshie
                                      -----------------------------------
                                      John L. Threshie Jr., President and
                                      Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

       Signature                       Title                           Date
       ---------                       -----                           ----

/s/ John L. Threshie                 Chief Executive Officer       April 6, 2000
---------------------------
John L. Threshie, Jr.


/s/ Michael Ash                      Treasurer and Chief           April 6, 2000
---------------------------          Financial and Accounting
Michael Ash                          Officer


Majority of the Board of Directors


/s/ Henry Meier                      Director                      April 6, 2000
---------------------------
Henry Meier


/s/ Louis V. Muro                    Director                      April 6, 2000
---------------------------
Louis V. Muro

/s/ John L. Threshie                 Director                      April 6, 2000
---------------------------
John L. Threshie, Jr.

                     INDEX TO EXHIBITS BEING FILED HEREWITH

Exhibit
No.                                   Item

4.4      Certificate of the Secretary of the Registrant dated April 4, 2000.

5.1 Opinion of Frohling, Hudak & Pellegrino, LLC regarding the legality of the securities being registered under this Registration Statement

24.1 Consent of Pinkham & Pinkham, P.C., Certified Public Accountants Independent Auditors for the Registrant

24.2 Consent of Frohling, Hudak & Pellegrino, LLC, the counsel for the Registrant (set forth in the opinion of counsel included as Exhibit 5.1)